Exhibit 10.6

EXECUTION COPY

AMENDMENT NO. 2 TO THE

JACKSONVILLE SAVINGS BANK

LONG-TERM DEFERRED COMPENSATION PLAN

This AMENDMENT NO. 2 TO THE AMENDED AND RESTATED JACKSONVILLE SAVINGS BANK LONG-TERM DEFERRED COMPENSATION PLAN (this “Amendment”) is hereby adopted by Jacksonville Savings Bank (the “Bank”) on January 17, 2018.

WHEREAS, the Bank adopted the Jacksonville Savings Bank Long-Term Deferred Compensation Plan (the “Plan”), effective January 1, 1996; and

WHEREAS, the Bank is a wholly-owned subsidiary of Jacksonville Bancorp, Inc. (“Jacksonville”); and

WHEREAS, Jacksonville, CNB Bank Shares, Inc. and CNB Acquisitions, Inc. have entered into an Agreement and Plan of Merger dated as of January 17, 2018 (the “Merger Agreement”); and

WHEREAS, pursuant to Section 9.1 of the Plan, the Plan may be amended by the Board of Directors of the Bank, provided that such amendment does not decrease or restrict the amount accrued to the date of the amendment in any Account (as defined in the Plan); and

WHEREAS, following the completion of the transactions contemplated by the Merger Agreement (the “Merger”), the Plan shall be assumed by any successor to the Bank pursuant to the terms of the Plan, as amended by this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Plan is hereby amended as follows:

1.           Amendment to Section 3.1(b) of the Plan. The following sentence is hereby added to the end of Section 3.1(a) of the Plan to read as follows:

“Notwithstanding the foregoing, no new employees of the Employer shall be eligible to participate in the Plan.”

2.           Amendment to Section 5.1 of the Plan. The following sentence is hereby added to the end of Section 5.1 of the Plan to read as follows:

“Notwithstanding anything else in this Plan to the contrary, the Participant’s employment shall not be deemed to have been terminated for purposes of the Plan unless and until Participant has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (hereinafter referred to as a “Separation from Service”).”

3.           Amendment to Section 5.2(b) of the Plan. Section 5.2(b) is hereby amended and restated in its entirety to read as follows:

“(b)       If the Participant dies prior to termination of employment with the Employer, the amount payable shall be the Participant’s Account Balance. Payments shall be made in accordance with Section 5.5.”

4.           Deletion of Section 5.3 of the Plan. Section 5.3 of the Plan is hereby deleted in its entirety.

5.           Amendment to Section 5.7 of the Plan. The following paragraph is hereby added to the end of Section 5.7 of the Plan to read as follows:

“Notwithstanding anything else in this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) and, with respect to any Participant who is not in pay status, any payment under this Plan is triggered due to the Participant’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following the Participant’s Separation from Service. Rather, any payment that would otherwise be paid to a Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Plan.”

6.           Amendment to Section 9.1 of the Plan. Section 9.1 of the Plan is hereby amended and restated to read as follows:

“9.1       Amendment Generally. This Plan may be amended only by a written agreement signed by the Employer, provided that such amendment does not: (1) decrease or restrict the amount accrued to the date of such amendment in any Account maintained under the Plan, or reduce or eliminate any future benefit accrual (including interest or earnings) under the Plan; or (2) cause any distribution of benefits under the Plan to be made any earlier than the earliest distribution event permitted under Article V, unless both written consent is received from each affected Participant and such earlier distribution does not result in adverse tax consequences under Section 409A of the Code.”

7.           Deletion of Section 9.2 of the Plan. Section 9.2 of the Plan is hereby deleted in its entirety.

8.           Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Plan except as otherwise expressly provided in this Amendment.

9.           Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Plan shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.

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10.         Effective Date. This Amendment shall become effective on the date on which the Effective Time occurs. In the event the Merger Agreement is terminated by the parties thereto without the transactions contemplated thereby having been consummated, this Amendment shall be deemed null and void ab initio.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Bank has executed this Amendment as of the date first written above.

JACKSONVILLE SAVINGS BANK

By:	/s/ Richard A. Foss
Name:	Richard A. Foss
Title:	President and CEO

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